EXHIBIT 99.1

October 27, 2017

Dear Financial Professional:

Today we filed a Form 8-K announcing our new estimated net asset value (NAV) per share for the common stock of Griffin Capital Essential Asset REIT, Inc. (“GCEAR”). GCEAR’s board of directors approved a NAV of $10.04 per share based on the value of net assets divided by the number of shares outstanding as of June 30, 2017. Robert A. Stanger & Co., Inc. (“Stanger”), an independent valuation firm, assisted in the valuation of each of the 84 properties in our portfolio.  Some key items related to this most recent NAV determination are:

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Our first determination of NAV per share was $9.56 as of December 31, 2012 and the most recent NAV per share (prior to this current valuation) was $10.44 as of October 27, 2016. The new NAV represents a decline in NAV per share of 3.8% from our most recent NAV.

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The decline in NAV from last year stems, in part, from our close working relationship with our tenants as 17 of them (out of 84 properties) provided us with long-term notice related to space use expectations, influenced mostly by corporate mergers and restructurings. These advanced notices will potentially allow us to capture early termination fees which will offset the costs to re-lease the spaces to new tenants under long-term leases while taking advantage of favorable market fundamentals. While we did not include these potential benefits in this current estimate of NAV, we are optimistic that such potential will be achieved and accounted for in future NAV calculations.

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We continue to pay a strong annual dividend of $0.6939 per share representing, as of the most recent quarter end, only 78% of modified funds from operations while we have strengthened our balance sheet in terms of cash availability by $22 million and reduced our overall liabilities by $37.8 million.

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GCEAR continues to outpace our competitive set in terms of total return since going effective in November 2009. Based on this recent $10.04 per share NAV, the simple average total annual return for all our investors is 6.1%, which is 0.60% greater than the 5.5% simple average total annual return for the 48 non-traded REITs of similar vintage to GCEAR.

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While not part of the NAV valuation, we successfully secured a $375 million ten year, interest-only fixed-rate loan at 3.77%, while using most of the proceeds to retire short term obligations thereby further solidifying GCEAR’s long term viability.

For more details related to the valuation and Stanger’s involvement in the process, please refer to the 8-K link provided below.

We are optimistic about the prospects for GCEAR and continue to explore strategic options to maximize shareholder value including listing on a national stock exchange, merger or other liquidation strategy. We thank you for your support of Griffin Capital Essential Asset REIT. Should you have any questions, please do not hesitate to contact your Griffin Capital Securities sales consultant or the sales desk at (866) 606-5901.

Sincerely,

/s/ Michael J. Escalante
Michael J. Escalante
President
Griffin Capital Essential Asset REIT, Inc.

This letter may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the REIT’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. This is neither an offer nor a solicitation to purchase securities.

Link: 8-K